INVESTMENT MANAGEMENT
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Exhibit (d)(3)(i)

May 1, 2023

Voya Government Money Market Portfolio

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Money Market Fund Expense Limitation Agreement for Voya Government Money Market Portfolio

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement among Voya Investments, LLC (the "Investment Manager"), Voya Investments Distributor, LLC (the "Distributor"), and Voya Government Money Market Portfolio (the "Registrant"), dated January 1, 2016 (the "Money Market Fund Expense Limitation Agreement"), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and management fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero.

    By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from May 1, 2023 through May 1, 2024, to waive a portion of their distribution and/or shareholder servicing fees and management fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero. Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Money Market Fund Expense Limitation Agreement. The Amended Schedule A is attached hereto.

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2023

Please indicate your agreement to this term extension by executing below in the place indicated. This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

Voya Investments, LLC

By: /s/ Todd Modic________________

      Name: Todd Modic

      Title: Senior Vice President

Voya Investments Distributor, LLC

By: /s/ Andrew K. Schlueter_________

Name: Andrew K. Schlueter

Title: Senior Vice President

ACCEPTED AND AGREED TO:

Voya Government Money Market Portfolio

By: /s/ Kimberly A. Anderson______

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

VOYA GOVERNMENT MONEY MARKET PORTFOLIO

OPERATING EXPENSE LIMITS

Name of Portfolio	Expiration of Term of Money Market Fund Expense
Limitation Agreement

Voya Government Money	Term Expires May 1, 2024
Market Portfolio

Effective Date: May 1, 2023